                                                                  EXHIBIT 4.2(b)

                  SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

     This SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT (this "Second Amendment") is dated as of September 30, 2001, and entered into by and between iGate Capital Corporation, formerly known as Mastech Corporation, a Pennsylvania corporation (the "Company"), and GE Capital Equity Investments, Inc., a Delaware corporation ("GE Capital").

                                   WITNESSETH

     WHEREAS, the Company and GE Capital are party to a Note Purchase Agreement, dated as of July 22, 1999, by and between the Company and GE Capital, as amended by the First Amendment to Note Purchase Agreement dated as of August 1, 2000 and the letter agreement dated November 21, 2000 (the "Note Purchase Agreement");

     WHEREAS, the Company has requested certain amendments to the terms of the Note Purchase Agreement;

     WHEREAS, GE Capital has agreed to make such amendments upon the terms and conditions set forth herein; and

     WHEREAS, concurrently with the execution of this Second Amendment, the Company is entering into a Second Amendment to the Credit Agreement dated as of August 1, 2000 with certain financial institutions party thereto, as lenders, and PNC Bank, National Association, as Agent and as Swing Loan Lender and Issuing Bank;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I
                     AMENDMENTS TO NOTE PURCHASE AGREEMENT

     Section 1.1  Amendments to Section 1 of the Note Purchase Agreement.
                  ------------------------------------------------------
     (a) The following defined terms and the definitions therefor amend and restate the following terms defined in Section 1 of the Note Purchase Agreement:

                    "Credit Agreement" shall mean the Credit Agreement dated as of August 1, 2000, among the Company, as borrower, the financial institutions party thereto as lenders, and PNC Bank, National Association, as Agent and as Swing Loan Lender and Issuing Bank, as the same may be amended from time to time, and the related ancillary documents thereto, including without limitation, the security agreements, the patent, trademark and copyright security agreements, the subsidiary guaranty agreements and the pledge agreements entered into in connection therewith.

                    "Note" shall mean the Second Amended and Restated Convertible Promissory Note of Company in the principal amount of $10,000,000 to be issued to Purchaser by Company in connection with the Second Amendment to Note Purchase Agreement dated as of September 30, 2001 amending and restating the convertible promissory note dated July 22, 1999 issued to Purchaser by Company in connection with the Note Purchase Agreement.

                    "Permitted Liens" shall mean the following:   (i) Liens for
          taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (v) workers, mechanics, suppliers, carriers, warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Company or any of its Subsidiaries is a party;
          (vii) Liens arising in the ordinary course of business in connection with obligations that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to, Liens under bid, performance and other surety bonds, supersedeas and appeal bonds, landlord Liens arising under leases of real property, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the event final acceptance of performance under such contracts does not occur, and Liens upon funds collected temporarily from others pending payment or remittance on their behalf; (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; (ix) Liens permitted pursuant to the last sentence of Section 7.02 of the Credit Agreement as in effect on September 30, 2001; and (x) Liens or pledges arising from or created pursuant to the Credit Agreement.

     (b) The following new defined term and the definition therefor shall be added to Section 1 of the Note Purchase Agreement in its appropriate alphabetical order:

               "Consolidated Income from Operations" shall mean the income or loss from operations, before (i) depreciation, amortization and one-time items related to impairment of goodwill in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of", effective for Company through December 31, 2001, or if subsequent to December 31, 2001, SFAS No. 142 "Goodwill and Other Intangible Assets", effective for Company through January 1, 2002, (ii) other one-time gains and losses not related to operations and (iii) taxes, of Company and its consolidated Subsidiaries, with the exception of Mascot Systems Private Limited, determined on a consolidated basis in accordance with GAAP.

     Section 1.2 Amendment to Section 5.1(b) of the Note Purchase Agreement.
                 -----------------------------------------------------------
Section 5.1(b) of the Note Purchase Agreement shall be amended by deleting the word "and" at the end of clause (vi) thereof, by deleting the punctuation "." at the end of clause (vii) and inserting the punctuation and word "; and" in its place and inserting at the end thereof a new clause (viii) as follows:

          (viii) 10 Business Days' prior written notice of any amendment to the Credit Agreement, describing in reasonable detail the proposed terms of any amendment, and, promptly upon the execution of any amendment to the Credit Agreement, a copy of such executed amendment.

     Section 1.3  Amendment to Section 5.2(h) of the Note Purchase Agreement.
                  ----------------------------------------------------------
Section 5.2(h) of the Note Purchase Agreement shall be amended to add at the end thereof the following sentence:

          Notwithstanding the foregoing, advance notice of any amendment of the certificate or articles of incorporation of a Subsidiary, the sole purpose of which is to change the corporate name of such Subsidiary, shall not be required; provided that Company shall provide notice to Purchaser of any such name change within ten (10) days of the effective date thereof.

     Section 1.4  Amendment to Section 5.2(i) of the Note Purchase Agreement. A
                  -----------------------------------------------------------
new paragraph (d) shall be inserted at the end of Section 5.2(i) of the Note Purchase Agreement, which shall read in its entirety as follows:


          (d) Minimum Consolidated Income from Operations.  The Company shall
              -------------------------------------------
          not permit Consolidated Income from Operations for any fiscal quarter, as determined at the end of such quarter, to be less than the applicable amount designated below:


                                                             Minimum Consolidated
                      Quarter Ended                        Income from Operations
          -----------------------------------------------------------------------
          September 30, 2001                                            ($500,000)
          -----------------------------------------------------------------------
          December 31, 2001                                             ($100,000)
          -----------------------------------------------------------------------
          March 31, 2002                                               $        0
          -----------------------------------------------------------------------
          June 30, 2002                                                $  500,000
          -----------------------------------------------------------------------
          September 30, 2002                                           $1,000,000
          -----------------------------------------------------------------------
          December 31, 2002 and thereafter                             $1,500,000
          -----------------------------------------------------------------------

     Section 1.5 Amendment to Section 8.1 of the Note Purchase Agreement. A new
                 --------------------------------------------------------
paragraph (m) shall be added to Section 8.1 of the Note Purchase Agreement which shall read as follows:

                    (m) Without the prior written consent of Purchaser, the Credit Agreement shall be amended, modified or supplemented, or any provision thereof waived, in any manner which has or would reasonably be expected to have a material adverse effect on the repayment of the Note or on the rights of Purchaser under the Loan Documents, including without limitation, (i) any increase in the "Revolving Credit Commitments" (as defined in the Credit Agreement), (ii) any increase in (or any change which has the substantive effect of increasing) the "Advance Rate" (as defined in the Credit Agreement) and

          (iii) the making of (or any change which has the substantive effect of the making of) any overadvance in excess of the Borrowing Base (as defined in the Credit Agreement).

                                  ARTICLE II
                              CONDITIONS PRECEDENT

     The amendments to the Note Purchase Agreement set forth in Article I hereof shall become effective on the date that each of the following conditions precedent are satisfied (such date, the "Amendment Effective Date"):

     Section 2.1 GE Capital shall have received counterparts of this Second Amendment duly executed by Company.

     Section 2.2 GE Capital shall have received the principal prepayment required pursuant to Article IV hereof.

     Section 2.3 GE Capital shall have received payment of $161,000, representing payment of accrued interest through the date hereof on the outstanding principal prepaid pursuant to Article IV hereof.

     Section 2.4 GE Capital shall have received such other documents from Company as GE Capital shall request in writing.

                                  ARTICLE III
                                 ACKNOWLEDGMENT

     Section 3.1 The amendments set forth in Article I hereof do not alter, waive or amend, except as expressly provided in this Second Amendment, the provisions of the Note Purchase Agreement, as previously amended. Nothing in this Second Amendment shall be deemed or construed as a waiver or release of, or a limitation upon, the exercise by GE Capital of any rights and remedies under the Note Purchase Agreement, whether arising as a consequence of any Events of Default which may have previously existed or now exist or otherwise, and any and all such rights and remedies are hereby expressly reserved.

                                  ARTICLE IV
                              PREPAYMENT OF NOTE

     Notwithstanding anything in the Note Purchase Agreement to the contrary, the Company and GE Capital agree that, concurrently with execution and delivery of this Second Amendment, the Company will pay to GE Capital, by wire transfer of immediately available funds, the sum of TEN MILLION DOLLARS ($10,000,000) (such sum, the "Principal Prepayment"). GE Capital shall have no obligation to readvance the Principal Prepayment. Such Principal Prepayment shall reduce the principal amount outstanding or the Note dated July 22, 1999 to the amount of TEN MILLION DOLLARS ($10,000,000). To evidence the reduction of the outstanding principal amount, the Company shall deliver to General Electric Capital Corporation, 120 Long Ridge Road, Stamford, Connecticut 06927 Attn: GE Equity Group - Technology and Communications Group, an amended and restated note in the form attached as Annex A (the "Second Amended and Restated Note"). Upon receipt of the Second Amended and Restated Note, GE Capital will send the note that is amended and restated by the Second Amended and Restated Note, marked "$10,000,000 Paid" and signed by an authorized officer of GE Capital, by Federal Express Overnight Delivery, to the attention of Michael Zugay, Chief Financial Officer, iGate Capital Corporation, Foster Plaza 10, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. Following the wire transfer by the Company of the Principal Prepayment, together with the accrued interest specified in
Article II hereof, any and all references in the Note Purchase Agreement, as amended hereby, to the Note shall be deemed to be a reference to the Second Amended and Restated Note.

                                   ARTICLE V
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     Section 5.1  Representations and Warranties of the Company.  The Company
                  ---------------------------------------------
represents and warrants that:

     (a) the execution, delivery and performance by Company of this Second Amendment has been duly authorized by all necessary or proper corporate action and the Second Amendment is a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).


     (b) the execution, delivery and performance by Company of this Second Amendment shall not contravene, result in a breach of, or violate, any provision of Company's articles of incorporation or by-laws; any law or regulation, or any order or decree of any court or governmental instrumentality, or any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of it Subsidiaries or any of their property is bound.

     (c) there are no Defaults or Events of Default which have occurred under the Note Purchase Agreement, as previously amended and after giving effect to this Second Amendment.

     (d) subject to the Supplement to Disclosure Schedule attached hereto, the representations and warranties of the Company contained in the Note Purchase Agreement are true and correct as of the date hereof (except such representations and warranties that refer to an earlier date which are true and correct as of such earlier date).

     (e) the registration statement on Form S-3 with respect to the shares issuable upon conversion of the Second Amended and Restated Note was declared, and continues to be, effective, and the terms and provisions of the Registration Rights Agreement have been fully complied with by Company and remain in full force and effect, without amendment or modification.

                                  ARTICLE VI
                              GENERAL PROVISIONS

     Section 6.1  References.  All notices, communications, agreements,
                  ----------
certificates, documents or other instruments executed and delivered after the execution and delivery of this Second Amendment in connection with the Note Purchase Agreement or the transactions contemplated thereby may refer to the Note Purchase Agreement without making any specific reference to this Second Amendment or the First Amendment thereto, but nevertheless all such references shall include this Second Amendment unless the context otherwise requires. From and after the Amendment Effective Date, all references in the Note Purchase Agreement and the Note to the "Agreement" shall be deemed to be references to the Note Purchase Agreement as previously amended and as amended hereby.

     Section 6.2  Incorporation into Note Purchase Agreement.  This Second
                  ------------------------------------------
Amendment is deemed incorporated into the Note Purchase Agreement as previously amended. To the extent that any term or provision of this Second Amendment is or may be deemed expressly inconsistent with any term or provision of the Note Purchase Agreement as previously amended, the terms and provisions hereof shall control.

     Section 6.3  Capitalized Terms.  Except as otherwise defined herein,
                  -----------------
capitalized terms used but not defined herein shall have the same meanings herein as are ascribed to them in the Note Purchase Agreement.

     Section 6.4  Section and Other Headings.  The section and other headings
                  --------------------------
contained in this Second Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Second Amendment.

     Section 6.5  Counterparts.  This Second Amendment may be executed in any
                  ------------
number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     Section 6.6  Publicity.  Neither the Company nor GE Capital shall issue
                  ---------
any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

    Section 6.7  Governing Law; Waiver of Jury Trial.  This Second Amendment
                 -----------------------------------
shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend rights hereunder.

     Section 6.8  Ratification of Terms.  Except as expressly amended by this
                  ---------------------
Second Amendment, subject to the Supplement to Disclosure Schedule attached hereto, the Note Purchase Agreement as previously amended and each and every representation, warranty, covenant, term and condition contained therein shall remain in full force and effect and is specifically ratified and confirmed. This Second Amendment, the Note Purchase Agreement and the other Loan Documents may be amended, modified, supplemented or waived only in a writing executed by the parties thereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Company and GE Capital have executed this Second Amendment as of the day and year first above written.

                              iGATE CAPITAL CORPORATION


                              By:  ____________________________

                              Name:

                              Title:


                              GE CAPITAL EQUITY INVESTMENTS, INC.


                              By:  ____________________________

                              Name:

                              Title:

                       SUPPLEMENT TO DISCLOSURE SCHEDULE
                  SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

     This Supplement to Disclosure Schedule supplements, as of September 30, 2001, the schedules attached to the Note Purchase Agreement dated as of July 22, 1999 by and between iGate Capital Corporation (f/k/a Mastech Corporation) and GE Capital Equity Investments, Inc., as amended by the First Amendment to Note Purchase Agreement and Waiver dated as of August 1, 2000 and the letter agreement dated as of November 27, 2000 ("Note Purchase Agreement"). Capitalized terms used but not defined herein have the meanings given to them in the Note Purchase Agreement as amended by the Second Amendment to Note Purchase Agreement dated as of September 30, 2001.

                                  SCHEDULE 4.1


Options:

Borrower has granted stock options in its Common Stock. The stock options outstanding as of September 30, 2001 were:

     Number of shares subject to outstanding options:             3,341,367
     Number of shares reserved for options available for grant:   5,212,626

Conversion Rights:

          872,143 exchangeable non-voting shares of Quantum Information Resources Ltd. are currently outstanding, which shares may be converted into shares of Common Stock of the Borrower at any time prior to June 1, 2002.*

    *In connection with Borrower's purchase of Quantum Information Resources
     Limited, a Canadian corporation ("Quantum"), the selling shareholders received exchangeable non-voting shares of Quantum which convert into the Common Stock of Borrower. This was done in order to allow the selling shareholders to receive tax-free treatment for the transaction under Canadian tax laws. In order to comply with the requirements for pooling of interest accounting, Borrower created a new class of preferred stock (Series A Preferred Stock) whose sole right is to permit the trustee to vote that number of shares of Common Stock equal to the number of non-voting shares held by the selling shareholders.

                                  SCHEDULE 4.5
                                  SUBSIDIARIES

     A schedule of Subsidiaries is attached.

     The following Subsidiaries have adopted stock option plans pursuant to which eligible participants may purchase shares of such subsidiaries' capital stock:

          Innovative Resource Group, Inc.
          itiliti, Inc. (f/k/a Ex-tra-Net Applications, Inc.)
          eJiva, Inc.
          Mascot Systems Ltd.
          MobileHelix, Inc.
          Red Brigade Holdings Ltd.
          Symphoni Interactive, LLC

                                SCHEDULE 4.7(c)
                             FINANCIAL STATEMENTS

     (a) Material obligations reflected in the unaudited consolidated balance sheet of Company as at June 30, 2001 as filed with the SEC on August 14, 2001.

     (b) As of September 30, 2001 Borrower has repurchased 813,500 shares of Common Stock pursuant to Borrower's Share Repurchase Program adopted September 13, 1999.

                                 SCHEDULE 4.12
                                OTHER VENTURES



1. Limited Partnership Agreement of Highgate Venture Partners I, L.P. dated February 23, 2000, by and among Highgate Venture Management, LLC, as general partner, and David Whitmore, Ajmal Noorani and iGate Ventures, Inc., as limited partners.

2. Limited Partnership Agreement of Highgate Ventures I, L.P. dated February 24, 2000, by and among Highgate Venture Partners I, L.P., as general partner, and iGate Ventures, Inc., as limited partner.

3. Limited Liability Company Agreement of Highgate Venture Management, LLC, by and among iGate Ventures, Inc., as the initial member, and David Whitmore and Ajmal Noorani, as the initial managers.

4. Amended and Restated Limited Liability Agreement of Symphoni Interactive, LLC, by and between Symphoni Holdings, Inc. and Wolf Group (USA), Inc.

5. Borrower has purchased stock in Air2Web, Inc. (23%) through iGate Holding Corporation.

6. Borrower has purchased stock in the following entities through Highgate Ventures I, L.P.:

                    Bluewater Information Convergence, Inc.  (9%)

                    Brainbench, Inc.  (8%)

                    eNDP  (8%)

                    Escend Technologies, Inc.  (12%)

                    SpeechWorks International, Inc.  (less than 1%)

                    vCampus Corporation  (14.4%)

                    Versata, Inc.  (0.1%)

                    Xpede, Inc.  (3.8%)

                                 SCHEDULE 4.13
                                     TAXES


          iGate Capital Corporation has signed a statute extension agreement for the 1997 and 1998 payroll tax year. This agreement extends the statute until December 31, 2003.